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REPUBLIC FIRST BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

George E. Norcross, III

Gregory B. Braca

Philip A. Norcross

Avery Conner Capital Trust

Susan D. Hudson, in her capacity as a Trustee

Geoffrey B. Hudson, in his capacity as a Trustee

Rose M. Guida, in her capacity as a Trustee

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On March 4, 2022, George E. Norcross, III, Gregory B. Braca, Philip A. Norcross, Avery Conner Capital Trust, a trust organized under the laws of the State of Florida (the “Avery Conner Capital Trust”), Susan D. Hudson, in her capacity as a Trustee of the Avery Conner Capital Trust, Geoffrey B. Hudson, in his capacity as a Trustee of the Avery Conner Capital Trust and Rose M. Guida, in her capacity as a Trustee of the Avery Conner Capital Trust, distributed the following articles from the Philadelphia Business Journal and Yahoo Finance:

Half of Republic First board members take aim at CEO Vernon Hill, fellow directors

Mar 4, 2022, 1:24pm EST

Vernon Hill has spent recent months fending off two separate activist investor groups that are not happy with the way he’s running Republic First Bancorp. Now he is being opposed from within, as four of eight members of the Philadelphia-based bank’s board of directors are trying to dissuade the chairman and CEO and three board allies from continuing to implement certain strategies until after a proxy vote at this spring’s annual meeting.

The four board “concerned directors,” as they called themselves in a statement Friday, are Harry Madonna, Andrew B. Cohen, Lisa Jacobs and Harris Wildstein. Madonna founded the bank and served as chairman and CEO before Hill took over those roles in 2016 and 2021 respectively — after Madonna originally brought Hill on board in 2008 as a financial and strategic advisor.

The letter comes two days after Republic First (NASDAQ: FRBK) said it would not be renewing Madonna’s employment contract, effective Feb. 28, 2023. The bank offered no reason for that decision. The move indicates there has been a split between Hill and Madonna — and the board is now split evenly as well.

In a lengthy news release, the concerned directors took aim at Hill and three board members closely aligned with him — Theodore Flocco, Barry Spevak and Brian Tierney. They said they want to keep those four board members from “proposing or approving actions that the concerned directors believe would be harmful to the company and a number of constituent groups, which might destroy shareholder value.”

Specifically, they want the following proposals tabled until after 2022 annual meeting:

•	Extension of a contract to have a company owned by Hill’s wife, Shirley, handle architecture, interior design and related services for the bank’s branches;

•	Agreements obligating the incurring expenses related to the opening of new branches and the renovation of existing ones;

•

And what they termed as “most critically,” proposed amendments to certain employment contracts that would provide significantly augmented severance payments to, and risk retention of, key executives should Hill be voted off the company’s board at the upcoming annual meeting or cease to serve as CEO.

“The concerned directors wish to make clear that, in manipulation of proper governance processes, certain of these actions already have been approved by directors of the company’s primary subsidiary,” Madonna’s group said. “The concerned directors do not believe that the majority of the subsidiary’s directors are fully independent. In other instances, transactions have been approved by board committees in order to sidestep a review by the full board.”

Representatives for the Hill and Madonna factions could not be immediately reached for comment Friday. An exact date of the annual meeting has not been set.

News of the board split and the fact that Hill and two of his board allies are up for reelection this spring shows how tenuous the situation is now, as activist investors are looking to replace them with their own slate of candidates. The bank’s stock was trading down 2.6% at $5.06 on Friday but still well above the $4.30 on Jan. 31 — when a second group of activist investors led by South Jersey power broker George Norcross and former TD Bank U.S. CEO Greg Braca made itself known.

Shirley Hill’s architectural firm has been a thorny issue for Vernon Hill for many years. He resigned as chairman and CEO of Commerce Bancorp in 2007 after the Office of the Comptroller of the Currency, the Federal Reserve Bank of Philadelphia and the Commerce board established governance to stop doing business with firms under the control of Hill’s family. Notable business dealings with insiders included property leases with entities in which Vernon Hill was a partner, and the purchase of services from Shirley Hill’s architectural design business. No charges were brought but Commerce agreed to be sold a few months later for $8.5 billion to TD Bank Group (NYSE: TD), the Toronto-based bank which now uses Cherry Hill as its U.S. headquarters.

The concerned directors say after the annual meeting, the board should reassess any related party transactions with individual directors and insiders, including agreements with outside advisors or service firms.

As for the issue of retaining senior management when and if Hill ceases to be chairman and/or CEO, the concerned board members believe those proposed amendments to change of control clauses would trigger costly change of control severance payments to key executives, including CFO Frank Cavallaro, Chief Credit Officer Jay Neilon, Chief Operating Officer Andrew Logue and Chief Risk Officer Tracie Young. They added it would put retention of virtually the entire senior management team at risk.

The concerned board members said those issues are especially significant given the company is embattled with two sets of dissident shareholders who have nominated their own slate of three candidates to oppose the board members up for reelection — Hill, Flocco and Spevak. Those three happen to comprise the majority of the three-member compensation committee, which would need to approve any executive compensation arrangement amendments.

“The concerned directors believe any amendments to executive compensation agreements that would provide severance should Mr. Hill not win reelection to the board are both punitive and potentially damaging to the company and the board,” the note said. “Such amendments must be tabled immediately to avoid board entrenchment and a breach of fiduciary duties.”

They went on the say that adopting the proposals could constitute serious legal violations, given that any thinly veiled attempt to provide a management slate of nominees with an advantage and to undermine a dissident’s election and proxy efforts is inequitable and not permissible under Pennsylvania law.

“Adoption of these proposals would likely impose direct costs on all shareholders, some of them potentially irrevocable, by way of blatant self-dealing for personal benefit,” the note said. “The concerned directors urge shareholders to take full heed of ongoing company news and remain vigilant of the board’s potentially destructive actions.”

The bank has been under fire in recent months over its strategic direction. New York’s Driver Management, led by Abbott Cooper, nominated a slate of three board candidates in December after complaining about Republic First management’s proposal to raise more capital to fuel its fast-growth strategy despite the relatively low share price.

Cooper’s concern was sparked by comments from Republic First’s management team during its third-quarter earnings call in which they mentioned the possibility of the capital raise to support growth. Hill announced during the fourth-quarter earnings call in January that the capital raise had been postponed, as the bank’s currency remains depressed.

The situation escalated on Jan. 31, when a separate group of activist investors led by Norcross and Braca said that it had been buying up Republic First shares since November to become the largest non-institutional or non-insider shareholder in hopes of creating management and strategic change at the bank. Since then, the group has increased its holdings four times, moving from 6.6% of the bank’s common stock to 9.6%. The Norcross-Braca group said the bank’s stock performance and operating results have been poor for several years and a reversal of fortune could come with a new strategy led by Braca, who was the CEO of TD Bank U.S. from June 2017 until Jan. 1, 2022.

Norcross and Braca cited five specific initiatives they believe the board should consider adopting: expanding the company’s commercial business, increasing its digital capabilities, reining in expenses, ensuring that future deposit growth is accretive to earnings, and making sure the company has in place the talent and resources needed to drive the board’s strategy.

Last week, the Norcross-Braca group requested approval from the Republic First Bancorp board of directors to exceed the 10% stock ownership cap in the bank’s bylaws. They are supporting the Driver Management slate of board candidates since they did not meet the December deadline to submit their own. They also on Feb. 17 asked to review financial records, including information regarding any transactions between the $5.6 billion-asset Republic First and businesses connected to directors, officers or shareholders of the company — including spouses, children and business partners.

In addition to Madonna, the concerned board members are a powerful bunch.

Wildstein is owner and officer of pre-settlement funding organization Lifeline Funding and has long been a powerful voice and shareholder at Republic First. Cohen is chief investment officer and co-founder of Stamford, Connecticut-based Cohen Private Ventures, the investment firm for New York Mets Owner Steve Cohen (no relation), a longtime financial backer of Hill’s who was a business partner and co-defendant in a lawsuit brought by the founders of pet health insurance company PetPlan. The suit alleged Hill, an investor and board member, made frequent sexist remarks and forced the couple out of their jobs as co-CEOs. The lawsuit was settled confidentially in 2019. Steve Cohen also invested in Hill’s Metro Bank in the U.K. Andrew Cohen is also on the board of the Mets, Laureate Education and the advisory board of Metro Bank. So this is a major break from Hill. Jacobs is a transactional partner at Stradley Ronon Stevens & Young who spent years at DLA Piper and Pepper Hamilton and represents clients such as hockey great Mario Lemieux and The Who. For his part, Hill also has a powerful trio of board members on his side. Flocco is a retired audit partner at Ernst & Young, Spevak is a partner with Philadelphia-based accounting firm Downey Spevak & Associates and Tierney is a partner at Realtime Media and former publisher and CEO of the Philadelphia Inquirer.

CONCERNED REPUBLIC FIRST BANCORP DIRECTORS OPPOSE POTENTIAL HARMFUL ACTIONS BY OTHER COMPANY BOARD MEMBERS

Urge Certain Directors Not to Pursue Self-Dealing Transactions

Approval of Executive Compensation Agreements By Certain Directors Could Jeopardize Retention of Key Executives

NEW YORK, March 4, 2022 /PRNewswire/ — A consortium of concerned directors (the “Concerned Directors”) of Republic First Bancorp, Inc. (NASDAQ: FRBK) (the “Company”) today issued the following statement in an attempt to dissuade certain incumbent members of the Company’s board of directors (the “Board”) – Vernon Hill, Theodore Flocco, Barry Spevak and Brian Tierney – from proposing or approving actions that the Concerned Directors believe would be harmful to the Company and a number of constituent groups, which might destroy shareholder value.

Proposed Related Party Transactions Could Harm the Company

The Concerned Directors request that the following proposals be tabled until after the upcoming 2022 annual meeting of shareholders (the “Annual Meeting”):

•	Extension of a related party agreement providing a retainer for a company owned by Chairman and Chief Executive Officer Vernon Hill’s wife for architecture, interior design and related services;

•	Agreements obligating the incurrence of expenses related to the opening of new branches and the renovation of existing branches; and

•

Most critically, proposed amendments to certain employment contracts that would provide significantly augmented severance payments to, and risk retention of, key executives should Mr. Hill be voted off the Company’s Board at the upcoming Annual Meeting or cease to serve as CEO.

The Concerned Directors wish to make clear that, in manipulation of proper governance processes, certain of these actions already have been approved by directors of the Company’s primary subsidiary. The Concerned Directors do not believe that the majority of the subsidiary’s directors are fully independent. In other instances, transactions have been approved by Board committees in order to sidestep a review by the full Board.

Following the Annual Meeting, the Concerned Directors believe the Board should reassess any related party transactions with individual directors and insiders, including agreements with outside advisors or service firms.

The Company Must Avoid Jeopardizing the Retention of Senior Management

The Concerned Directors understand that proposed amendments to executive compensation agreements might revise the definition of “Change of Control” to include the circumstance where “Vernon Hill ceases to be either the Chairman of the Board of Directors of the Company, or ceases to serve as the Chief Executive Officer of the Bank.”

The Concerned Directors strongly disagree with such amendments, which they believe would:

•

Trigger costly change of control severance payments to key executives, including the Chief Financial Officer, Chief Credit Officer, the President and Chief Operating Officer, and the Chief Risk Management Officer; and

•	Put retention of virtually the entire senior management team at risk.

These issues are especially significant given the Company is embattled with dissident shareholders who have nominated individuals for election to the Board at the Annual Meeting to replace Mr. Hill as well as Theodore Flocco and Barry Spevak, who comprise the majority of a three-member Compensation Committee, which would need to approve any executive compensation arrangement amendments.

The Concerned Directors believe any amendments to executive compensation agreements that would provide severance should Mr. Hill not win reelection to the Board are both punitive and potentially damaging to the Company and the Board. Such amendments must be tabled immediately to avoid Board entrenchment and a breach of fiduciary duties.

Adopting the aforementioned proposals could constitute serious legal violations, given that any thinly-veiled attempt to provide a management slate of nominees with an advantage and to undermine a dissident’s election and proxy efforts is inequitable and impermissible under Pennsylvania law. Significantly, adoption of these proposals would likely impose direct costs on all shareholders, some of them potentially irrevocable, by way of blatant self-dealing for personal benefit.

Conclusion

The Concerned Directors implore current Board members Vernon Hill, Theodore Flocco, Barry Spevak and Brian Tierney to do the right thing and forego proposing or acting on any material corporate actions, including those enumerated above, until after shareholders have spoken at the Annual Meeting.

The Concerned Directors urge shareholders to take full heed of ongoing Company news and remain vigilant of the Board’s potentially destructive actions.

About the Concerned Directors

Andrew B. Cohen, Lisa Jacobs, Harry Madonna and Harris Wildstein have served as members of the Board or Chairman Emeritus of the Company since as early as 1988. Mr. Madonna is the Founder of the Company and previously served as Chief Executive Officer of the Company, as well as Chief Executive Officer and Chairman of its subsidiary, Republic Bank.

NOTE REGARDING ARTICLES:

These articles are being sent to you on behalf of George E. Norcross, III, Gregory B. Braca, Philip A. Norcross, Avery Conner Capital Trust and Susan D. Hudson, Geoffrey B. Hudson, Rose M. Guida and Philip A. Norcross, each in their capacities as co-trustees thereof (collectively, the “Group”).

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The Group intends to file a proxy statement with the Securities and Exchange Commission (the “SEC”) with respect to the election of directors of Republic First Bancorp, Inc. (the “Issuer”) at the upcoming 2022 annual meeting of shareholders (the “2022 Annual Meeting”).

GEORGE E. NORCROSS, III, GREGORY B. BRACA, PHILIP A. NORCROSS, AVERY CONNER CAPITAL TRUST AND SUSAN D. HUDSON, GEOFFREY B. HUDSON, ROSE M. GUIDA AND PHILIP A. NORCROSS, EACH IN THEIR CAPACITIES AS CO-TRUSTEES THEREOF (COLLECTIVELY, THE “GROUP”), MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES WITH RESPECT TO THE 2022 ANNUAL MEETING. A DESCRIPTION OF THE PARTICIPANTS’ INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, IS CONTAINED IN THE SCHEDULE 13D, JOINTLY FILED BY THE GROUP ON JANUARY 31, 2022, AS AMENDED FROM TIME TO TIME. SHAREHOLDERS OF THE ISSUER ARE STRONGLY ADVISED TO READ THE GROUP’S PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV [sec.gov] [sec.gov [sec.gov]].